Exhibit 99.1

Synacor, Inc. Announces Closing of Public Offering of Common Stock

BUFFALO, New York, April 11, 2017 – Synacor, Inc. (Nasdaq: SYNC) (Synacor), the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises, today announced the closing of its previously announced underwritten public offering. Synacor sold 5,715,000 shares of its common stock. The net proceeds of the offering were approximately $18.5 million, after deducting the underwriting discounts and commissions and the other estimated offering expenses payable by Synacor, and will be used for general corporate purposes and working capital. In addition, Synacor believes the net proceeds will strengthen its balance sheet and allow it to acquire, or finance on more attractive terms, equipment and make other capital investments necessary to support additional customers and the delivery of additional services to existing customers. Synacor may also use a portion of the net proceeds to acquire or invest in businesses, products or technologies that it believes are complementary to its own, although it is not currently planning or negotiating any such transactions.

Canaccord Genuity and Needham & Company acted as joint book-running managers.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on December 1, 2016. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering was filed with the SEC on April 7, 2017 and is available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to these securities may also be obtained by contacting Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com, or by contacting Needham & Company, LLC, Attention: Syndicate Prospectus Department, 445 Park Avenue, 4th Floor, New York, New York 10022, or by telephone at 1-800-903-4696, or by email at prospectus@needhamco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Synacor

Synacor is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, end-to-end video solutions and cloud-based identity management.

CONTACT:

Investor Contact:

David Calusdian, President

Sharon Merrill Associates

ir@synacor.com

617-542-5300

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880